Exhibit 99.1
Kodak Launches Private Placement of $300 Million Convertible Senior Notes
•	Press Release
•	Source: Eastman Kodak Company
•	On Wednesday September 16, 2009, 4:21 pm EDT
ROCHESTER, N.Y.—(BUSINESS WIRE)—Eastman Kodak Company (NYSE: EK — News) today announced its intention to offer, subject to market and other conditions, $300 million aggregate principal amount of convertible senior notes due 2017 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended. Kodak expects to grant the initial purchasers an option to purchase up to an additional $45 million aggregate principal amount of the notes to cover over-allotments, which option would be exercisable on or prior to September 22, 2009.
The notes will be convertible at any time prior to the business day immediately preceding maturity. Upon conversion, Kodak will deliver, at its option, solely shares of its common stock or solely cash. Kodak will have the right to redeem the notes in whole or in part at a specified redemption price at any time on or after October 1, 2014 and before October 1, 2016 if certain conditions are met, and on and after October 1, 2016 regardless of such conditions. Final terms of the notes, including the interest rate, conversion price and other terms, will be determined by negotiations between Kodak and the initial purchasers of the notes.
Kodak intends to use the net proceeds from the offering to repurchase its 3.375% Convertible Notes due 2033 (the “2033 Notes”) through a tender offer and for general corporate purposes, including the redemption of 2033 Notes, which holders can require Kodak to purchase on October 15, 2010, and are also redeemable by Kodak on or after October 15, 2015.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Contact:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Gerard Meuchner, +1 585-724-4513
gerard.meuchner@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982